EXHIBIT 99.1 — JOINT FILING AGREEMENT
Joint Filing Agreement
     The undersigned hereby agree that the Statement on Schedule 13D filed herewith (and any amendments thereto), relating to the Class A common stock, par value $0.001 per share of ION Media Networks, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.
     This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

April 18, 2007

/s/ Steven Robert Zeiger
Steven Robert Zeiger

/s/ Nancy Ann Zeiger
Nancy Ann Zeiger